UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Northtowne Square Acquisition

On June 19, 2012, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), through a joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and the Company’s wholly-owned subsidiary (the “Joint Venture”), purchased a shopping center containing 113,372 rentable square feet located on approximately 16.3 acres of land in Gibsonia, Pennsylvania (“Northtowne Square”) for approximately $10.6 million, exclusive of closing costs. The Company holds an approximate 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining approximate 46% interest. The Joint Venture funded the purchase price with proceeds of approximately $5.7 million from the Company’s initial public offering and approximately $4.9 million provided by the CBRE Global Investors. Northtowne Square was purchased from Northtowne Square Associates, a Pennsylvania limited partnership, and New Plan Realty Associates, a Pennsylvania limited partnership. Both sellers are not affiliated with the Company, its advisor or its sub-advisor.

Northtowne Square is 100% leased to eight tenants. The largest tenant at Northtowne Square is Giant Eagle, which occupies approximately 76% of the rentable square feet at Northtowne Square. The current aggregate annual effective rent for the tenants of Northtowne Square is approximately $830,000 and the current weighted-average remaining lease term for the tenants is approximately 9.9 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is $7.31 per square foot.

Based on the current condition of Northtowne Square, the Company does not believe that it will be necessary to make significant renovations to Northtowne Square. The Company’s management believes that Northtowne Square is adequately insured.

Press Release

On June 21, 2012, the Company issued a press release announcing the acquisition of Northtowne Square.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated June 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: June 21, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated June 21, 2012